Exhibit 10.1

HARLEY-DAVIDSON, INC.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS

(As Amended and Restated Effective January 1, 2009)

Concept

Harley-Davidson, Inc. (the “Company”) created this Plan, effective as of May 1, 1995, to assist nonemployee directors of the Company to defer income, other than income payable under the Harley-Davidson, Inc. Director Stock Plan (the “Stock Plan”), until retirement, death, or other cessation of service as member of the Board of Directors of the Company. The Plan is amended and restated effective January 1, 2009, to conform the terms of the Plan with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Administrator

The Nominating and Corporate Governance Committee of the Board of Directors of the Company is the Administrator of the Plan.

Definitions

a. Affiliate: Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when a nonemployee director has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

b. Board: The Board of Directors of the Company.

c. Change of Control Event:

i. For purposes of distribution of the Pre-2005 Deferred Benefit Account, a change of control event as defined in Schedule A.

ii. For purposes of distribution of the Post-2004 Deferred Benefit Account, a change of control event as defined in regulations promulgated by the Secretary of the Treasury for purposes of Code Section 409A, with respect to Harley-Davidson, Inc.

d. Separation from Service: The date on which a nonemployee director ceases service as a director of the Company and all Affiliates, provided that such cessation of service constitutes a separation from service for purposes of Code Section 409A.

Eligibility

Directors of the Company who are not employees of the Company (“nonemployee directors”) are eligible under the Plan.

Participation Requirements

A nonemployee director must complete a Deferred Compensation Agreement in order to defer compensation under the Plan. A nonemployee director who executes a Deferred Compensation Agreement is referred to as a participant until all of his or her benefits hereunder are paid in full.

Compensation Deferral

A Deferred Compensation Agreement under the Plan will not apply to compensation that a nonemployee director elects to receive in the form of shares of common stock of the Company under Section 7.1 of the Stock Plan. Each Deferred Compensation Agreement must specify the percentage of the participant’s Annual Retainer Fee that would otherwise be paid in cash and that is to be deferred, which percentage may be one hundred percent (100%), fifty percent (50%), or none. For purposes of the Plan, the term “Annual Retainer Fee” means the annual retainer fee then in effect for service by the participant as a director, board committee chair and/or committee member.

a. Initial Deferral Election. A nonemployee director may make an initial deferral election within 30 days of the date on which he or she first becomes a nonemployee director. If a nonemployee director does not make a deferral election during this period, the director will be deemed to have made a deferral election to defer none of the cash portion of the director’s Annual Retainer Fee. A nonemployee director’s initial deferral election (i) must be in writing and delivered to the Treasurer of the Company, (ii) shall apply with respect to the portion of the director’s Annual Retainer Fee that is to be paid in cash and that will be earned on and after the date the Treasury of the Company receives the election, and (iii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent deferral election that becomes effective in accordance with the provisions hereof.

b. Revised Deferral Election. Except to the extent that the Company is permitted and elects to give earlier effect to a nonemployee director’s modification or revocation to his or her deferral election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, a nonemployee director’s deferral election, once effective with respect to a calendar year, may not be revoked or modified for that calendar year. A nonemployee director may revoke or modify his or her then current deferral election by filing a revised deferral election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a nonemployee director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised deferral election will become effective on January 1 of the calendar year following the calendar year during which the revised deferral election is received and accepted by the Treasurer of the Company, or as soon thereafter as is administratively practicable. A nonemployee director’s revised deferral election, once effective, shall remain in effect until again modified by the nonemployee director or otherwise revoked in accordance with the provisions hereof.

Deferred Benefit Account

The Company will establish on its books a Deferred Benefit Account for each nonemployee director executing a Deferred Compensation Agreement. Deferred compensation shall be credited to this account as of the date on which such compensation is deemed to accrue to the nonemployee director. Distributions shall be charged to this account as they are made. A nonemployee director’s Deferred Benefit Account shall consist of the following subaccounts, if applicable:

a. Pre-2005 Deferred Benefit Account. The portion of a nonemployee director’s Deferred Benefit Account that is attributable to the cash portion of the Annual Retainer Fee that would have been paid to the nonemployee director prior to January 1, 2005 except for the nonemployee director’s deferral election, together with any deemed investment gain or loss thereon.

b. Post-2004 Deferred Benefit Account. The portion of a nonemployee director’s Deferred Benefit Account that is attributable to the cash portion of the Annual Retainer Fee that would otherwise be paid to the nonemployee director after December 31, 2004 except for the nonemployee director’s deferral election, together with any deemed investment gain or loss thereon.

Participant Investment Directions

Prior to July 1, 2001, interest at the Plan’s interest rate was credited to the account of each nonemployee director as of the last day of each month. Interest was calculated by applying the Plan’s interest rate to the balances of the account on such date including distributions to be deducted on that date. The Plan’s interest rate meant, for each 12 consecutive calendar months ending after September 1, the Moody’s Long Term Bond Rate in effect on such September 1 (or the last business day immediately preceding such date if it is a Saturday, Sunday, or holiday) divided by 12.

Effective July 1, 2001, each nonemployee director’s Deferred Benefit Account shall be deemed to be invested in investment options made available by the Administrator and selected by the nonemployee director, in accordance with Administrator rules and procedures uniformly applied.

The Administrator shall select and may prospectively change the investment options to be available for participant investment direction under the Plan and the number of times each year (not less than one) that participants may change investment directions. Any new or revised participant investment direction, completed in accordance with Administrator rules, shall apply to a participant’s entire Deferred Benefit Account. The authorized representative of a deceased participant’s estate may provide investment directions after the death of the participant and in accordance with the provisions of the Plan.

No Trust Fund Created

A participant’s Deferred Benefit Account is a means of measuring the value of the participant’s deferred compensation. The account does not create a trust fund of any kind. Any assets earmarked by the Company to pay benefits under the Plan do at all times remain with the Company. A participant has no property interest in specific assets of the Company because of the Plan. The rights of the participant, or an estate, to benefits under the Plan shall be solely those of an unsecured creditor of the Company.

Statement of Account

Following the close of each year the Company will provide statements of account to each participant.

Distribution of Pre-2005 Deferred Benefit Account

Upon cessation of a nonemployee director’s service as a director of the Company for any reason, or upon the occurrence of a Change of Control Event, the Company will make payments to the nonemployee director (or, in case of the death of the nonemployee director, to his or her beneficiary designated in accordance with the Plan or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the nonemployee director’s Pre-2005 Deferred Benefit Account.

a. Form of Payments: A nonemployee director may elect to have payments in respect of the Pre-2005 Deferred Benefit Account made either in (i) a single payment, or (ii) annual installments; provided, however, that if a nonemployee director making a deferral election under the Plan has elected to defer stock compensation under the Harley Davidson, Inc. Director Stock Plan (the “Stock Plan”), then that nonemployee director must elect a payment option with respect to the nonemployee director’s Pre-2005 Deferred Benefit Account under the Plan that provides the same timing of deferred payments as the payment option elected with respect to the nonemployee director’s Pre-2005 Deferral Share Account under the Stock Plan. Under the installment payment option, at the time a nonemployee director makes his or her initial deferral election, or thereafter in accordance with Plan rules, the nonemployee director may select (subject to the proviso in the immediately preceding sentence) the number of years over which benefits are to be paid to the nonemployee director, up to a maximum of 5 years. The payment option elected shall apply to the nonemployee director’s entire Pre-2005 Deferred Benefit Account. The installment payment option does not apply upon the occurrence of a Change of Control Event. A nonemployee director who fails to make any payment election with respect to his or her Pre-2005 Deferred Benefit Account under the Plan and has not made a payment election with respect to the nonemployee director’s Pre-2005 Deferral Share Account under the Stock Plan shall be deemed to have elected the single payment option. A nonemployee director who fails to make any payment election with respect to his or her Pre-2005 Deferred Benefit Account under the Plan but has made a payment election with respect to the nonemployee director’s Pre-2005 Deferral Share Account under the Stock Plan will be deemed to have elected under the Plan the same payment option with respect to the nonemployee director’s Pre-2005 Deferred Benefit Account that he or she has made with respect to his or her pre-2005 account under the Stock Plan. If at the time of the cessation of a nonemployee director’s service there exists a conflict in the payment options that the nonemployee director elected with respect to the Pre-2005 Deferred Benefit Account under the Plan and the nonemployee director’s payment election with respect to his or her Pre-2005 Deferral Share Account under the Stock Plan, then that nonemployee director will be deemed to have made a payment election with respect to his or her Pre-2005 Deferred Benefit Account under the Plan that provides the same timing of deferred payments as the payment option that the nonemployee director elected with respect to his or her Pre-2005 Deferral Share Account under the Stock Plan.

b. If the nonemployee director has elected the single payment option, then the Company will make payment to the nonemployee director in respect of the nonemployee director’s Pre-2005 Deferred Benefit Account within 30 days after the end of the calendar quarter in which the nonemployee director ceases service as a director of the Company. In addition, the Company will make payment to the nonemployee director in respect of the nonemployee director’s Pre-2005 Deferred Benefit Account promptly upon the occurrence of a Change of Control Event.

c. If the nonemployee director has elected the installment payment option, then the first installment will be made within 30 days after the end of the calendar quarter in which the nonemployee director ceases service as a director of the Company, and each subsequent installment shall be paid in July of each calendar year following the calendar year in which the first installment is paid to the nonemployee director during the installment period. The annual installment payment amount for any calendar year shall be determined by dividing the value of the nonemployee director’s Pre-2005 Deferred Benefit Account as of January 1 of the year for which the payment is being made by the number of installment payments remaining to be made, and then rounding the quotient obtained for all but the final installment to the next lowest whole dollar; provided that the final installment shall be the entire undistributed balance in the nonemployee director’s Pre-2005 Deferred Benefit Account.

d. Changes by a nonemployee director in the payment option elected and/or in the number of years in the installment payment period (not to exceed 5 years) shall be in writing and filed with the Treasurer of the Company not less than 12 months before the date the nonemployee director ceases service as a director of the Company for any reason. If a change is requested less than 12 months in advance of the date the nonemployee director ceases service as a director of the Company for any reason, then the nonemployee director’s previous valid election of a form of payment shall be given effect.

The Pre-2005 Deferred Benefit Account shall remain subject to participant investment direction (and adjustment for deemed investment gain or loss) during the installment payment period.

Distribution of Post-2004 Deferred Benefit Account

Upon a nonemployee director’s Separation from Service for any reason, or upon the occurrence of a Change of Control Event, the Company will make payments to the nonemployee director (or, in the case of the death of the nonemployee director, to his or her beneficiary designated in accordance with the Plan or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the nonemployee director’s Post-2004 Deferred Benefit Account.

a. Form of Payments: At the time that a nonemployee director first makes a post-2004 deferral election under this Plan or first makes a post-2004 deferral election under the Stock Plan, whichever occurs earlier, the nonemployee director shall make a payment election which shall govern distribution of both the nonemployee director’s Post-2004 Deferred Benefit Account under this Plan and the nonemployee director’s Post-2004 Deferral Share Account under the Stock Plan. In such payment election, the nonemployee director may elect to have payments made either in (i) a single payment, or (ii) annual installments. Under the installment payment option, the nonemployee director may select the number of years over which benefits are to be paid to the nonemployee director, up to a maximum of 5 years. The payment option elected shall apply to the nonemployee director’s entire Post-2004 Deferred Benefit Account under this Plan and the nonemployee’s director’s entire Post-2004 Deferral Share Account under the Stock Plan. The installment payment option does not apply upon the occurrence of a Change of Control Event. A nonemployee director who fails to make a payment election shall be deemed to have elected the single payment option. Prior to January 1, 2009, a nonemployee director may change his or her payment election by filing a revised payment election form, properly completed and signed, with the Treasurer of the Company; provided that a revised election submitted during calendar year 2006, 2007 or 2008 may not operate to defer into a subsequent calendar year the distribution of amounts that otherwise would have been paid in the calendar year in which the revised election is submitted, or to accelerate into the calendar year in which the revised election is submitted amounts that otherwise were scheduled for distribution in a subsequent calendar year. Changes in a payment election are not permitted on or after January 1, 2009.

b. If the nonemployee director has elected the single payment option, then the Company will make payment to the nonemployee director in respect of the nonemployee director’s Post-2004 Deferred Benefit Account within 30 days after the end of the calendar quarter in which occurs the nonemployee director’s Separation from Service. In addition, the Company will make payment to the nonemployee director in respect of the nonemployee director’s Post-2004 Deferred Benefit Account within 30 days following the occurrence of a Change of Control Event.

c. If the nonemployee director has elected the installment payment option, then the first installment will be made within 30 days after the end of the calendar quarter in which occurs the nonemployee director’s Separation from Service, and each subsequent installment shall be paid in July of each calendar year following the calendar year in which the first installment is paid to the nonemployee director during the installment period. The annual installment payment amount for any calendar year shall be determined by dividing the value of the nonemployee director’s Post-2004 Deferred Benefit Account as of January 1 of the year for which the payment is being made by the number of installment payments remaining to be made, and then rounding the quotient obtained for all but the final installment to the next lowest whole dollar; provided that the final installment shall be the entire undistributed balance in the nonemployee director’s Post-2004 Deferred Benefit Account.

The Post-2004 Deferred Benefit Account shall remain subject to participant investment direction (and adjustment for deemed investment gain or loss) during the installment payment period.

Hardship Payments

The Administrator may, in its sole discretion, upon the finding that the nonemployee director has suffered an “unforeseeable emergency” , distribute to the nonemployee director part or all of the nonemployee director’s Deferred Benefit Account, as needed to meet the nonemployee director’s need. An “unforeseeable emergency” means a severe financial hardship to the nonemployee director resulting from an illness or accident of the nonemployee director, the nonemployee director’s spouse, or the nonemployee director’s dependent (as defined in Internal Revenue Code Section 152(a) without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the nonemployee director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the nonemployee director. The amount authorized by the Administrator for distribution with respect to an emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the nonemployee director’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

Designation of Beneficiary

Each participant entitled to any payments from his or her Deferred Benefit Account from time to time may designate a beneficiary or beneficiaries to whom any such payments are to be paid in case of the participant’s death before receipt of any or all of such payments. Any designation will revoke all prior designations by the participant, shall be in a form prescribed by the Company and will be effective only when filed by the participant, during his or her lifetime, in writing with the Treasurer of the Company. References in the Plan to a participant’s “beneficiary” at any date shall include such persons designated as concurrent beneficiaries on the director’s beneficiary designation form then in effect. In the absence of any such designation, any balance remaining in a participant’s Deferred Benefit Account at the time of the participant’s death shall be paid to such participant’s estate in a lump sum.

Assignment

A participant may not assign the right to receive benefits under the Plan.

Not a Contract to Continue as Director

This Plan may not be construed as giving any person the right to be retained as a director of the Company.

Taxes

The Company may withhold from all benefit payments any amounts which may be required to be withheld under applicable tax laws.

Amendment and Termination

The Company may, at any time, by action of the Nominating and Corporate Governance Committee of the Board of Directors of the Company, amend the Plan, with prospective effect, or terminate the Plan. The Company may not, however, reduce any benefit payments to or on behalf of a nonemployee director based on deferrals already made, without the nonemployee director’s consent.

Distribution of Benefits Following Plan Termination

Termination of the Plan will operate to accelerate distribution of benefits only to the extent permitted under Code Section 409A, including:

a. The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to nonemployee directors or their beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, by the latest of: (1) the last day of the calendar year in which the Plan termination and liquidation occurs, (2) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the last day of the first calendar year in which payment is administratively practicable.

b. The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all nonemployee directors and their beneficiaries, as applicable, in a single sum payment no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was eligible under this Plan is excluded from participating thereunder for such three (3) year period.

Except as provided in Paragraphs a. and b. above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that terminates the Plan but that does not qualify for accelerated distribution under Code Section 409A shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable elections by the nonemployee director, with respect to the nonemployee director’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to the nonemployee director or a beneficiary.

Construction

The Plan is to be construed under the laws of the State of Wisconsin, without reference to conflict of law principles thereof.

Binding Agreement

This Plan is binding upon the Company and participants and their respective successors, assigns, heirs, executors, and beneficiaries.

Miscellaneous Section 409A Rules

a. Accelerated Distribution Following Section 409A Failure. If an amount under this Plan is required to be included in a nonemployee director’s income under Code Section 409A prior to the date such amount is actually distributed, the nonemployee director shall receive a distribution, in a single sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the nonemployee director’s income as a result of such failure.

b. Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

AS AMENDED, pursuant to authorization of the Board of Directors of the Company as of:

Date:

HARLEY-DAVIDSON, INC.

By:

Its:

SCHEDULE A TO THE

HARLEY-DAVIDSON, INC.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTS

For purposes of clause i of the definition of Change of Control Event, a Change of Control Event means any one of the following:

a. Continuing directors no longer constitute at least two-thirds of the directors of Harley-Davidson, Inc. “Continuing director” means any individual who is either (i) a member of the Board on May 3, 2003, or (ii) a member of the Board whose election or nomination to the Board was approved by a vote of at least two-thirds (2/3) of the Continuing Directors (other than a person whose election was as a result of an actual or threatened proxy or other control contest);

b. Any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), together with its affiliates, becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the then outstanding common stock of Harley-Davidson, Inc. or twenty percent (20%) or more of the voting power of the then outstanding securities of Harley-Davidson, Inc. entitled generally to vote for the election of the members of the Board;

c. The approval by the shareholders of Harley-Davidson, Inc. of the merger or consolidation of Harley-Davidson, Inc. with any other corporation, the sale of substantially all of the assets of Harley-Davidson, Inc., or the liquidation or dissolution, of Harley-Davidson, Inc., unless, in the case of a merger or consolidation, the then Continuing Directors in office immediately prior to such merger or consolidation will constitute at least two-thirds (2/3) of the directors of the surviving corporation of such merger or consolidation and any parent (as such term is defined in Rule 12b-2 under the Exchange) of such corporation; or

d. At least two-thirds (2/3) of the then Continuing Directors in office immediately prior to any other action proposed to be taken by the shareholders of Harley-Davidson, Inc. or by the Board determines that such proposed action, if taken, would constitute a change of control of Harley-Davidson, Inc. and such action is taken.